As filed with the Securities and Exchange Commission on January 22, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5 Basel Street

P.O.B. 3190

Petach Tikva, 49131 Israel

(Address, including zip code, of registrant’s principal executive offices)

Donald Panoz Non-Statutory Stock Option Agreement

SICOR Inc. Amended and Restated 1990 Stock Plan

SICOR Inc. Amended and Restated 1997 Long-Term Incentive Plan

(Full titles of plans)

Teva Pharmaceuticals USA, Inc.

1090 Horsham Road

North Wales, Pennsylvania 19454

Attention: William A. Fletcher

(215) 591-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter H. Jakes, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (3)	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Ordinary Shares, NIS 0.1 par value, deposited as American Depositary Shares represented by American Depositary Receipts	2,167,886	$58.61	$127,048,959.03	$10,278.26

(1)	The number of Ordinary Shares being registered represents the aggregate number of Ordinary Shares issuable under the Donald Panoz Non-Statutory Stock Option Agreement, the SICOR Inc. Amended and Restated 1990 Stock Plan, and the SICOR Inc. Amended and Restated 1997 Long-Term Incentive Plan. The Ordinary Shares are represented by a like number of American Depositary Shares. In addition, this Registration Statement covers an indeterminable number of additional Ordinary Shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Based upon the average of the high and low prices of the American Depositary Receipts on January 15, 2004 on the Nasdaq National Market, pursuant to Rule 457(h) under the Securities Act of 1933, as amended, for the purpose of calculation of the registration fee. One American Depositary Share equals one Ordinary Share.
(3)	American Depositary Shares evidenced by American Depositary Receipts issuable on deposit of Ordinary Shares have been registered under a separate registration statement.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed previously by Teva Pharmaceutical Industries Limited (the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “SEC”) are incorporated herein by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 20-F for the year ended December 31, 2002 (File No. 0-16174);

(b)	Reports of Foreign Issuer on Form 6-K filed by the Registrant with the SEC since December 31, 2002, including its Reports on Form 6-K filed on January 6, 2003; January 14, 2003; January 15, 2003; January 22, 2003; January 27, 2003 (two reports); February 19, 2003; February 24, 2003; March 26, 2003; March 27, 2003; April 14, 2003; April 21, 2003; April 29, 2003; April 30, 2003; May 1, 2003; May 2, 2003; May 8, 2003; May 12, 2003; May 15, 2003; May 20, 2003; June 2, 2003; June 23, 2003; July 1, 2003; July 10, 2003; July 14, 2003; July 16, 2003; July 30, 2003; July 31, 2003; August 4, 2003; August 5, 2003; August 11, 2003; September 2, 2003; September 3, 2003; September 8, 2003; September 16, 2003; September 18, 2003; September 24, 2003; September 25, 2003; September 30, 2003; October 7, 2003; October 14, 2003; October 15, 2003; October 20, 2003; October 28, 2003 (two reports); October 31, 2003; November 3, 2003 (two reports); November 5, 2003; November 6, 2003 (two reports); November 10, 2003; November 12, 2003 (two reports); November 24, 2003; November 26, 2003; December 11, 2003; December 15, 2003; December 22, 2003; January 7, 2004; January 14, 2004; and January 20, 2004; and

(c)	The description of the Company’s Ordinary Shares, par value NIS 0.1 per share and the American Depositary Shares representing the Ordinary Shares, contained in the Registration Statement on Form F-4 (No. 333-4216).

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. DESCRIPTION OF SECURITIES.

Not Applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Part Six, Chapter Three of Israel’s Companies Laws 5759-1999 includes the following sections relating to indemnification and insurance of directors and officers:

“Article Three: Exemption, Indemnification and Insurance

Company’s power to grant exemption, indemnification and insurance

258. (a)	A company does not have the right to grant any of its officers exemption from his responsibility for a breach of trust toward it.

(b)	A company has the right to grant an officer exemption from his responsibility for a breach of the obligation of caution toward it only in accordance with the provisions of this Chapter.

(c)	A company has the right to insure the responsibility of its officer or to indemnify him only in accordance with the provisions of this Chapter.

Authorization to grant exemption

259.	A company may in advance exempt its officer from all or some of his responsibility for damage due to his violation of the obligation of caution toward it, if there is a provision to that end in the Articles of Association.

Permission on the matter of indemnification

260. (a)	If the company’s articles of association include one of the provisions specified in subsection (b), then it may indemnify its officer in respect of a liability or expense specified in paragraphs (1) and (2), with which he was charged in consequence of an act which he performed by virtue of being its officer:

(1)	a monetary liability imposed on him by a judgment in favor of another person, including a judgment imposed on him in a compromise or in an arbitrator’s decision that was approved by a Court;

(2)	reasonable legal expenses, including advocates’ fees, which the officer incurred or with which he was charged by the Court, in a proceeding brought against him by the company, in its name or by another person, or in a criminal prosecution in which he was found innocent, or in a criminal prosecution in which he was convicted of an offense that does not require proof of criminal intent.

(b)	The provision on indemnification in the Articles of Association can be any one of the following:

(1)	a provision that permits the company to give an undertaking in advance that it will indemnify its officer, on condition that the undertaking be limited to categories of events which in the Board of Directors’ opinion can be foreseen when the undertaking to indemnify is given, and to an amount set by the Board of Directors as reasonable under the circumstances (hereafter: undertaking to indemnify);

(2)	a provision that permits the company to indemnify its officer retroactively (hereafter: permission to indemnify).

Insurance of liability

261.	If the company’s Articles of Association include a provision to that end, then it may enter into a contract for the insurance of an officer’s responsibility for any liability that will be imposed on him in consequence of an act which he performed by virtue of being its officer, in each of the following circumstances:

(1)	violation of the obligation of caution towards the company or towards another person;

(2)	breach of trust against the company, on condition that the officer acted in good faith and that he had reasonable grounds to assume that the act would not cause the company any harm;

(3)	a monetary obligation that will be imposed on him to the benefit of another person.

Change of articles of association

262. (a)	In a private company in which the shares are divided into classes, a decision to include a provision on exemption or indemnification in the articles of association requires – in addition to approval by the General Meeting – also approval by Class Meetings.

(b)	In a public company, in which the officer is a controlling member as defined in section 268, the decision of the General Meeting to include a provision on exemption, indemnification or insurance in the Articles of Association requires – in addition to the majority required for a change of the Articles of Association – also approval by the shareholders who do not have a personal interest in the approval of the decision, as required in respect of an exceptional transaction under the provisions of section 275(3)(a).

Invalid provisions

263.	A provision in the Articles of Association, which permits the company to enter into a contract for the insurance of its officer; a provision in the Articles of Association or a Board of Directors decision to permit indemnification of an officer; or a provision in the articles of association that exempts an officer from responsibility toward the company for any of the following shall not be valid:

(1)	a breach of trust, except as said in section 261(2);

(2)	a violation of the obligation of caution, which was committed intentionally or recklessly;

(3)	an act committed with the intention to realize a personal unlawful profit;

(4)	a fine or monetary composition imposed on him.

No conditions

264. (a)	Any provision in the Articles of Association, in a contract or given in any other manner, which directly or indirectly makes the provisions of this Article conditional shall be of no effect.

(b)	An undertaking to indemnify or to insure an officer’s responsibility in consequence of a breach of trust toward the company shall not be valid, and an officer shall not, directly or indirectly, accept such an undertaking; acceptance of a said undertaking constitutes a breach of trust.”

The Company’s officers and directors have purchased a liability insurance policy which insures them against expenses and liabilities of the type normally insured against under such policies.

The amended Articles of Association include amendments to provisions under which directors or officers of the Company are or may be insured or indemnified against liability which they may incur in their capacities as such.

Articles 102 through 105 of the Company’s amended Articles of Association provide as follows:

“102.	Subject to the provisions of the Law, the Company shall be entitled to engage in a contract for insurance of the liability of any officer of the Company, in whole or in part, as a result of any of the following:

(a)	Breach of a duty of care vis-à-vis the Company or vis-à-vis another person;

(b)	Breach of a fiduciary duty vis-à-vis the Company, provided that the officer acted in good faith and had reasonable grounds to believe that the action in question would not adversely affect the Company;

(c)	Financial liability which shall be imposed upon said officer in favor of another person as a result of any action which was performed by said officer in his or her capacity as an officer of the Company.

103.	Subject to the provisions of the Law, the Company shall be entitled to indemnify any officer of the Company as a result of any of the following:

(a)	Financial liability which shall be imposed upon said officer in favor of another person by virtue of a decision by a court of law, including a decision by way of compromise or a decision in arbitration which has been confirmed by a court of law, as a result of any action which was performed by said officer in his or her capacity as an officer of the Company.

(b)	Reasonable expenses with regard to litigation, including legal fees, which said officer shall have expended or shall have been obligated to expend by a court of law, in any proceedings which shall have been filed against said officer by or on behalf of the Company or by another person, or with regard to any criminal charge of which said officer was acquitted, or with regard to any criminal charge of which said officer was convicted which does not require proof of criminal intent, all as a result of any action which was performed by said officer in his or her capacity as an officer of the Company.

All of the above shall apply, provided that the obligation to indemnification shall be limited to the types of events which, in the opinion of the Board of Directors, could have been foreseen at the time that the obligation to indemnification was given, and to the amount determined by the Board of Directors as reasonable under the circumstances of the case.

104.	Subject to the provisions of the Law, the Company shall be entitled to indemnify any officer of the Company retroactively, for any liability or expenditure as set forth in Article 103 above, which was imposed upon said officer as a result of any action which was performed by said officer in his or her capacity as an officer of the Company.

105.	Subject to the provisions of the Law, the Company shall be entitled, in advance, to exempt any officer of the Company from liability, in whole or in part, with regard to damage incurred as a result of the breach of duty of care vis-à-vis the Company.”

Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

Item 8. EXHIBITS.

4.1	Form of Deposit Agreement, as amended and restated (previously filed as an exhibit to the Registrant’s Registration Statement on Form F-6, No. 333-11474, and incorporated by reference herein)

4.2	Form of American Depositary Receipt (previously filed as an exhibit to the Registrant’s Registration Statement on Form F-6, No. 333-11474, and incorporated by reference herein)

5.1	Opinion of Tulchinsky-Stern & Co.

5.2	Opinion of Willkie Farr & Gallagher LLP

23.1	Consent of Kesselman & Kesselman

23.2	Consent of KPMG Hungaria Kft

23.3	Consent of Ehrenkrantz Sterling & Co. L.L.C.

23.4	Consent of Tulchinsky-Stern & Co. (included in Exhibit 5.1)

23.5	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.2)

23.6	Consent of Ernst & Young LLP

24.1	Power of Attorney

99.1	SICOR Inc. Amended and Restated 1990 Stock Plan (formerly the Gensia, Inc. Amended and Restated 1990 Stock Plan)

99.2	SICOR Inc. Amended and Restated 1997 Long-Term Incentive Plan

99.3	Donald Panoz Non-Statutory Stock Option Agreement

Item 9. UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act will be governed by the final adjudication of such issue.

(c)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petach Tikva, Country of Israel, on the 22nd day of January 2004.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By:	/s/ Israel Makov
Israel Makov
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title(s)	Date

*	Chairman	January 22, 2004
Eli Hurvitz

/s/ Israel Makov Israel Makov	President and Chief Executive Officer (Principal Executive Officer)	January 22, 2004

/s/ Dan S. Suesskind Dan S. Suesskind	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 22, 2004

*	Director	January 22, 2004
Ruth Cheshin

*	Director	January 22, 2004
Abraham E. Cohen

*	Director	January 22, 2004
Leslie L. Dan

*	Director	January 22, 2004
Amir Elstein

*	Director	January 22, 2004
Meir Heth

*	Director	January 22, 2004
Moshe Many

*	Director	January 22, 2004
Leora Meridor

*	Director	January 22, 2004
Max Reis

	Director	January , 2004
Michael Sela

*	Director	January 22, 2004
Dov Shafir

*	Director	January 22, 2004
Gabriela Shalev

*	Director	January 22, 2004
Harold Snyder

/s/ William A. Fletcher William A. Fletcher	Authorized U.S. Representative	January 22, 2004

* By	/s/ Dan S. Suesskind
Dan S. Suesskind
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.

4.1	Form of Deposit Agreement, as amended and restated (incorporated by reference; previously filed as an exhibit to the Registrant’s Registration Statement on Form F-6, No. 333-11474)

4.2	Form of American Depositary Receipt (incorporated by reference; previously filed as an exhibit to the Registrant’s Registration Statement on Form F-6, No. 333-11474)

5.1	Opinion of Tulchinsky-Stern & Co.

5.2	Opinion of Willkie Farr & Gallagher LLP

23.1	Consent of Kesselman & Kesselman

23.2	Consent of KPMG Hungaria Kft

23.3	Consent of Ehrenkrantz Sterling & Co. L.L.C.

23.4	Consent of Tulchinsky-Stern & Co. (included in Exhibit 5.1)

23.5	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.2)

23.6	Consent of Ernst & Young LLP

24.1	Power of Attorney

99.1	SICOR Inc. Amended and Restated 1990 Stock Plan (formerly the Gensia, Inc. Amended and Restated 1990 Stock Plan)

99.2	SICOR Inc. Amended and Restated 1997 Long-Term Incentive Plan

99.3	Donald Panoz Non-Statutory Stock Option Agreement